EXHIBIT 5.1




                  ZYSMAN, AHARONI, GAYER & CO. -- LAW OFFICES





                                                                November 7, 2002



ON TRACK INNOVATIONS LTD.
Z.H.R. Industrial Zone
Rosh Pina
Israel


                     RE: REGISTRATION STATEMENT ON FORM F-1

Ladies and Gentlemen:


     We have acted as Israeli counsel for On Track Innovations Ltd., an Israeli company (the "Company"), in connection with the preparation of a registration statement on Form F-1 (Reg. No. 333-90496) (the "Registration Statement") pursuant to the United States Securities Act of 1933, as amended (the "Act") to be filed with the United States Securities and Exchange Commission (the "SEC") in connection with a proposed public offering by certain shareholders of 699,884 Ordinary Shares, nominal value NIS 0.1 per share of the Company (the "Shares").


     You have asked us to render our opinion as to the matters hereinafter set forth herein.

     We have examined originals and copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates, and other statements of corporate officers and other representatives of the Company, and other documents as we have deemed necessary as a basis for this opinion. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. We have, when relevant facts material to our opinion were not independently established by us, relied to the extent we deemed such reliance proper upon written or oral statements of officers and other representatives of the Company.

     In giving the opinion expressed herein, no opinion is expressed as to the laws of any jurisdiction other than the State of Israel. Based upon and subject to the foregoing, we are of the opinion that insofar as Israeli law is concerned:

 1) The Company is a corporation duly organized and validly existing under the laws of Israel.


 2) The Shares, including shares underlying options, to be sold as described in the Registration Statement have been duly authorized. The Shares other than the shares underlying options are legally issued, fully paid and nonassessable, and the shares underlying the options when issued and paid for will be legally issued, fully paid and nonassessable.



     This opinion is intended solely for the benefit and use of the Company and other persons who are entitled to rely on the prospectus made part of the Registration Statement, and is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law), without our prior written consent.


     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement, and to the use of our name wherever appearing in the Registration Statement in connection with Israeli Law. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                  Very truly yours,


                                  /s/ Zysman, Aharoni, Gayer & Co.



                                    Zysman, Aharoni, Gayer & Co.
                                         Law Offices